Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES $250 MILLION PRIVATE PLACEMENT OF SENIOR NOTES FROM STRATEGIC INVESTORS

Austin, TX — February 10, 2015 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today that it has entered into a definitive agreement with Magnetar Capital and affiliates of GSO Capital Partners LP (“GSO”), the credit platform of The Blackstone Group L.P. (NYSE:BX) (“Blackstone”), under which the investors have committed to purchase from Jones Energy Holdings, LLC (“JEH”), a subsidiary of Jones Energy, and Jones Energy Finance Corp., a subsidiary of JEH, $250 million in aggregate principal amount of 9.25% senior unsecured notes due 2023 at an offering price equal to 94.59% of par.  The Company expects to use the net proceeds from the private placement to repay borrowings under its revolving credit facility.

“Organizations with the liquidity to capitalize on opportunities have a significant advantage in low commodity price environments,” said Jonny Jones, Founder, Chairman and CEO of Jones Energy.  “We are pleased to welcome Magnetar and GSO as strategic investors.  This deal further solidifies our capital structure and allows us to execute on our long-term growth plan while providing us with the flexibility to take advantage of any opportunities that may arise.”

Barclays Capital, Inc. acted as sole placement agent in connection with the private placement.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO